EXHIBIT 99.1

PREMIERWEST BANCORP RECEIVES TIME EXTENSION TO COMPLY WITH
NASDAQ MINIMUM BID PRICE REQUIREMENT

MEDFORD, OR – September 14, 2010 – PremierWest Bancorp (NASDAQ: PRWT) announced that The NASDAQ Stock Market LLC (“Nasdaq”) has granted a time extension to comply with the $1.00 per share minimum bid price required for continued listing on The Nasdaq Capital Market. The extension provides PremierWest an additional 180 days ending March 10, 2011 to regain compliance.

Jim Ford, President & Chief Executive Officer, stated, “Having met all applicable standards for initial listing on The Nasdaq Capital Market other than the minimum bid price requirement, the granting of the extension was anticipated. The Board of Directors and management remain focused on addressing the challenges facing the banking industry and believe that improved financial performance by PremierWest will ultimately address the minimum bid price requirement. For contingency purposes we will continue reviewing other options available as necessary. We are very appreciative for the support our shareholders have shown during the past several quarters.’’

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.